Exhibit 99.1



                      The Empire District Electric Company
                  Earnings Report and Declaration of Dividends


    JOPLIN, Mo.--(BUSINESS WIRE)--April 26, 2007--At the Board of Directors meeting of The Empire District Electric Company (NYSE: EDE) held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable June 15, 2007, to holders of record as of June 1, 2007.

    The Company, an operator of regulated electric, gas and water utilities, announced today the following results for the quarter and twelve month period ended March 31, 2007:

    Earnings Highlights

    -- The Company reported consolidated earnings for the first quarter of 2007 of $4.5 million, or $0.15 per share, compared with earnings in the same quarter of 2006 of $1.6 million, or $0.06 per share. Earnings for the twelve months ended March 31, 2007 were $42.2 million, or $1.44 per share. This compares to earnings of $25.6 million, or $0.99 per share, for the twelve months ended March 31, 2006. The Company issued approximately 3.8 million shares of common stock in June of 2006 which caused a dilutive effect to earnings per share of $0.02 and $0.21 for the first quarter and twelve-month periods, respectively.

    -- On a segment basis, electric operations, which includes our water operations, contributed $2.8 million in net income for the first quarter, compared to $2.0 million in 2006. The gas operations, which were acquired on June 1, 2006, contributed $1.7 million to the quarter. On a twelve month ended basis, net income from electric operations was $41.7 million, while income from the ten months of gas operations was $0.7 million.

    -- The increase in net income for the quarter was primarily driven by increased electric segment revenues of $14.3 million, or 17.2 percent, as compared to the first quarter of 2006, primarily due to the effect of our Missouri rate increase, which was effective January 1, 2007. This increase in revenues was partially offset by increased costs, primarily increases in fuel and purchased power costs of $4.6 million, maintenance costs of $5.2 million and depreciation costs of $3.0 million. The allowance for funds used during construction (AFUDC) positively impacted earnings by $1.5 million, but was partially offset by higher short term debt costs of $0.7 million.

    -- The electric maintenance cost increase of $5.2 million noted above was mostly due to the impact of the January 2007 ice storm. Costs associated with the restoration effort due to the ice storm were approximately $29.0 million, of which $18.0 million was capitalized as additions to the Company's utility plant. Approximately $4.4 million was recorded as maintenance expense in the first quarter and approximately $6.5 million was deferred as a regulatory asset as the Company believes it is probable that these costs will be recoverable in future electric rate cases.



                 THE EMPIRE DISTRICT ELECTRIC COMPANY
                     SEGMENT FINANCIAL HIGHLIGHTS
   (in 000's except per share information, certain segment amounts exclude eliminations)
----------------------------------------------------------------------
                                          Quarter 1 2007
---------------------------------------------------------------------
                              Electric   Gas     Other  Consolidated
---------------------------------------------------------------------
Revenues                      $97,361  $27,590  $1,090     $125,940
---------------------------------------------------------------------
Fuel & Purchase Power Exp.     45,442   18,722       -       64,164
---------------------------------------------------------------------
Other Operating Expenses       42,801    6,263     928       49,892
---------------------------------------------------------------------
Operating Income                9,118    2,605     162       11,884
---------------------------------------------------------------------
Net Income (Loss) from
 Continuing Operations          2,843    1,663      (6)       4,500
---------------------------------------------------------------------
Net (Loss) from Discontinued
 Operations                         -        -       -            -
---------------------------------------------------------------------
Net Income (Loss)              $2,843   $1,663     $(6)      $4,500
---------------------------------------------------------------------
Earnings Per Weighted-Average
 Share, Common and Diluted                                    $0.15
---------------------------------------------------------------------

                 THE EMPIRE DISTRICT ELECTRIC COMPANY
                     SEGMENT FINANCIAL HIGHLIGHTS
   (in 000's except per share information, certain segment amounts exclude eliminations)
----------------------------------------------------------------------
                                               Quarter 1 2006
----------------------------------------------------------------------
                                      Electric Gas Other  Consolidated
----------------------------------------------------------------------
Revenues                              $83,087  $-   $984      $83,983
----------------------------------------------------------------------
Fuel & Purchase Power Exp.             40,807   -      -       40,807
----------------------------------------------------------------------
Other Operating Expenses               33,048   -    923       33,882
----------------------------------------------------------------------
Operating Income                        9,232   -     61        9,294
----------------------------------------------------------------------
Net Income (Loss) from Continuing
 Operations                             2,050   -     32        2,081
----------------------------------------------------------------------
Net (Loss) from Discontinued
 Operations                                 -   -   (469)        (469)
----------------------------------------------------------------------
Net Income (Loss)                      $2,050  $-  $(437)      $1,612
----------------------------------------------------------------------
Earnings Per Weighted-Average Share,
 Common and Diluted                                             $0.06
----------------------------------------------------------------------


    Electric Earnings

    Increased electric rates, from the effect of the Missouri rate increase, increased revenues by an estimated $5.9 million for the first quarter compared to the same quarter in the prior year. Revenues also increased an estimated $2.8 million as a result of continued strong customer growth. The increases to electric revenues were positively impacted by the effect of weather for this quarter compared to last year by an estimated $3.6 million.

    Total electric fuel and purchased power costs for the quarter increased by $4.6 million, or 11.4 percent, compared to the first quarter of last year. Other operating and maintenance expenses increased due primarily to the $4.4 million impact of the January 2007 ice storm and a $3.0 million increase in depreciation and amortization, reflecting the regulatory amortization granted in our last rate case.

    Gas Earnings

    Gas operation revenues for the first quarter ended March 31, 2007 were $27.6 million while the cost of natural gas sold by the gas operation in the quarter was $18.7 million. The gas operation recently concluded its first full winter heating season which is defined as the months of November through March.

    Earnings Conference Call

    Bill Gipson, President and CEO, will host a conference call Friday, April 27, 2007, at 1:00 p.m. Eastern Time to discuss earnings for the third quarter and twelve months ended March 31, 2007. To phone in to the conference call, parties in the United States should dial 1-800-240-4186, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire's website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-405-2236 and entering passcode # 11088721. Forward-looking and other material information may be discussed during the conference call.

    Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. Certain subsidiaries of the Company also provide fiber optic and internet services.

    Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.


    CONTACT: The Empire District Electric Company
             MEDIA COMMUNICATIONS
             Amy Bass, 417-625-5114
             Director of Corporate Communications
             abass@empiredistrict.com
             or
             INVESTOR RELATIONS
             Jan Watson, 417-625-5108
             Secretary - Treasurer
             jwatson@empiredistrict.com